Exhibit 99.G3

                        FOREIGN CUSTODY MANAGER AGREEMENT

                                   SCHEDULE II

                           Europe 1.25x Strategy Fund
                               NASDAQ-100(R) Fund
                           Multi-Hedge Strategies Fund
                             Japan 2x Strategy Fund
                           Equity Market Neutral Fund
                      Long/Short Commodities Strategy Fund
                   Event Driven and Distressed Strategies Fund
                           Alternative Strategies Fund
                         Long Short Equity Strategy Fund
                        Emerging Markets 2x Strategy Fund
                    Inverse Emerging Markets 2x Strategy Fund
                                GLOBAL MACRO FUND
                           MANAGED FUTURES ALPHA FUND

                             ADDITIONS NOTED IN BOLD